Exhibit 99.1

Regional Management Corp. Announces Fourth Quarter 2022 Results

-   Net income of $2.4 million and diluted earnings per share of $0.25   -

-   Adjusted net income of $5.0 million and adjusted diluted earnings per share of $0.54   -

-   30+ day contractual delinquencies of 7.1% as of December 31, 2022   -

-   Early indications of improved credit performance in the fourth quarter   -

Greenville, South Carolina – February 8, 2023 – Regional Management Corp. (NYSE: RM), a diversified consumer finance company, today announced results for the fourth quarter ended December 31, 2022.

“We closed 2022 with a solid fourth quarter, including financial results that were better than our expectations,” said Robert W. Beck, President and Chief Executive Officer of Regional Management Corp. “While net income was $2.4 million and diluted EPS was $0.25 in the quarter, we produced adjusted net income of $5.0 million and adjusted diluted EPS of $0.54. We grew our portfolio by $92 million to $1.7 billion, but continued strong demand has allowed us to be selective about the borrowers to whom we make loans, particularly as we have tightened credit since fourth quarter 2021 and intentionally slowed our growth rate throughout 2022. We finished the quarter with a 30+ day delinquency rate of 7.1%, just 10 basis points higher than 2019 pre-pandemic levels, and our first payment default rate improved to 7.1% in December, 240 basis points better than September 2022 and 170 basis points better than December 2019.”

“We also took several meaningful steps in the quarter to prepare us for the new year,” added Mr. Beck. “Late in the quarter, we disposed of a portfolio of non-performing loans at an attractive price. The sale enabled us to put some of our stressed segments behind us and re-focus more of our efforts on earlier-stage delinquent accounts, where we experienced improvements in roll rates and delinquency. We also continued to tighten credit in the quarter, particularly to new borrowers, completed the rollout of our next generation custom credit scorecard, expanded our collections capabilities, released an enhanced customer portal, and increased pricing in certain states and segments.”

“Looking ahead, we believe that the actions we took in 2022 position us to address the challenging economic environment and will enable us to respond quickly when conditions improve,” continued Mr. Beck. “In 2023, we will continue our focus on our highest confidence originations, emphasizing quality over quantity. A greater percentage of our originations will be to present and former borrowers, with new borrower lending disproportionately skewed to our newer states. As a result, we expect receivables growth to slow in 2023. As always, we will tightly manage our expenses, and we will monitor our credit performance and the macroeconomic environment closely, making further adjustments to underwriting as necessary. Our business and our customers remain resilient, and we are well-positioned to drive controlled, sustainable growth and profitability on behalf of our shareholders.”

Adjusted net income and adjusted diluted earnings per share are non-GAAP measures. Please refer to the reconciliations of non-GAAP measures to comparable GAAP measures included at the end of this press release.

Fourth Quarter 2022 Highlights

•

Net income for the fourth quarter of 2022 was $2.4 million and diluted earnings per share was $0.25, inclusive of a $2.7 million impact to net income from the sale of $27.1 million of non-performing loans. Excluding the impact of this loan sale, adjusted net income was $5.0 million and adjusted diluted earnings per share was $0.54.

•	Net finance receivables as of December 31, 2022 were $1.70 billion, an increase of $273.1 million, or 19.2%, from the prior-year period.

-

Large loan net finance receivables of $1.2 billion increased $237.5 million, or 24.5%, from the prior-year period and represented 71.1% of the total loan portfolio, compared to 68.1% in the prior-year period.

-	Small loan net finance receivables were $481.6 million, an increase of 8.2% from the prior-year period.

-	Total loan originations were $470.3 million in the fourth quarter of 2022, an increase of $36.0 million, or 8.3%, from the prior-year period.

•	Total revenue for the fourth quarter of 2022 was $132.0 million, an increase of $12.5 million, or 10.5%, from the prior-year period.

-	Interest and fee income increased $10.3 million, or 9.6%, primarily due to higher average net finance receivables.

-	Insurance income, net increased $1.3 million, or 14.1%, driven by portfolio growth.

-	Non-performing loan sale negatively impacted total revenue by $2.2 million.

•	Provision for credit losses for the fourth quarter of 2022 was $60.8 million, an increase of $29.8 million, or 96.0%, from the prior-year period. The provision for credit losses for the fourth quarter of 2022 included a reserve reduction of $11.8 million related to the sale of late-stage, non-performing loans, partially offset by incremental reserves of $9.1 million related to $91.8 million in sequential portfolio growth and $1.7 million based on the macroeconomic model.

-

Allowance for credit losses was $178.8 million as of December 31, 2022, including a $20.7 million allowance for credit losses reserve associated with estimated future macroeconomic impacts on credit losses.

•

Annualized net credit losses as a percentage of average net finance receivables for the fourth quarter of 2022 were 15.0%, compared to 6.4% in the prior-year period. Approximately 320 basis points of the fourth quarter 2022 net credit loss rate was attributable to the sale of non-performing loans.

•

As of December 31, 2022, 30+ day contractual delinquencies totaled $119.8 million, or 7.1% of net finance receivables, a decrease of 10 basis points compared to September 30, 2022, and a 10 basis point increase from pre-pandemic levels as of December 31, 2019. The 30+ day contractual delinquency compares favorably to the company’s $178.8 million allowance for credit losses as of December 31, 2022.

•	General and administrative expenses for the fourth quarter of 2022 were $55.1 million, a decrease of $0.4 million, or 0.7%, from the prior-year period.

•

The operating expense ratio (annualized general and administrative expenses as a percentage of average net finance receivables) for the fourth quarter of 2022 was 13.4%, a 290 basis point improvement compared to the prior-year period.

•	The company expanded its operations to the state of Idaho in December. The company expects to expand into one additional state in the first quarter of 2023.

First Quarter 2023 Dividend

The company’s Board of Directors has declared a dividend of $0.30 per common share for the first quarter of 2023. The dividend will be paid on March 15, 2023 to shareholders of record as of the close of business on February 22, 2023. The declaration and payment of any future dividend is subject to the discretion of the Board of Directors and will depend on a variety of factors, including the company’s financial condition and results of operations.

Liquidity and Capital Resources

As of December 31, 2022, the company had net finance receivables of $1.7 billion and debt of $1.4 billion. The debt consisted of:

•	$147.5 million on the company’s $420 million senior revolving credit facility,

•	$18.6 million on the company’s aggregate $300 million revolving warehouse credit facilities, and
•	$1.2 billion through the company’s asset-backed securitizations.

As of December 31, 2022, the company’s unused capacity to fund future growth on its revolving credit facilities (subject to the borrowing base) was $555 million, or 77.1%, and the company had available liquidity of $101.4 million, including unrestricted cash on hand and immediate availability to draw down cash from its revolving credit facilities. As of December 31, 2022, the company’s fixed-rate debt as a percentage of total debt was 88%, with a weighted-average coupon of 3.6% and a weighted-average revolving duration of 2.1 years.

The company had a funded debt-to-equity ratio of 4.4 to 1.0 and a stockholders’ equity ratio of 17.9%, each as of December 31, 2022. On a non-GAAP basis, the company had a funded debt-to-tangible equity ratio of 4.6 to 1.0, as of December 31, 2022. Please refer to the reconciliations of non-GAAP measures to comparable GAAP measures included at the end of this press release.

Conference Call Information

Regional Management Corp. will host a conference call and webcast today at 5:00 PM ET to discuss these results.

The dial-in number for the conference call is (855) 327-6837 (toll-free) or (631) 891-4304 (direct). Please dial the number 10 minutes prior to the scheduled start time.

*** A supplemental slide presentation will be made available on Regional’s website prior to the earnings call at www.RegionalManagement.com. ***

In addition, a live webcast of the conference call will be available on Regional’s website at www.RegionalManagement.com.

A webcast replay of the call will be available at www.RegionalManagement.com for one year following the call.

About Regional Management Corp.

Regional Management Corp. (NYSE: RM) is a diversified consumer finance company that provides attractive, easy-to-understand installment loan products primarily to customers with limited access to consumer credit from banks, thrifts, credit card companies, and other lenders. Regional Management operates under the name “Regional Finance” online and in branch locations in 18 states across the United States. Most of its loan products are secured, and each is structured on a fixed-rate, fixed-term basis with fully amortizing equal monthly installment payments, repayable at any time without penalty. Regional Management sources loans through its multiple channel platform, which includes branches, centrally managed direct mail campaigns, digital partners, and its consumer website. For more information, please visit www.RegionalManagement.com.

Forward-Looking Statements

This press release may contain various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact but instead represent Regional Management Corp.’s expectations or beliefs concerning future events. Forward-looking statements include, without limitation, statements concerning financial outlooks or future plans, objectives, goals, projections, strategies, events, or performance, and underlying assumptions and other statements related thereto. Words such as “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “outlook,” and similar expressions may be used to identify these forward-looking statements. Such forward-looking statements speak only as of the date on which they were made and are about matters that are inherently subject to risks and uncertainties, many of which are outside of the control of Regional Management. As a result, actual performance and results may differ materially from those contemplated by these forward-looking statements. Therefore, investors should not place undue reliance on forward-looking statements.

Factors that could cause actual results or performance to differ from the expectations expressed or implied in forward-looking statements include, but are not limited to, the following: managing growth effectively, implementing Regional Management’s growth strategy, and opening new branches as planned; Regional Management’s convenience check strategy; Regional Management’s policies and procedures for underwriting, processing, and servicing loans; Regional Management’s ability to collect on its loan portfolio; Regional Management’s insurance operations; exposure to credit risk and repayment risk, which risks may increase in light of adverse or recessionary economic conditions; the implementation of new underwriting models and processes, including as to the effectiveness of new custom scorecards; changes in the competitive environment in which Regional Management operates or a decrease in the demand for its products; the geographic concentration of Regional Management’s loan portfolio; the failure of third-party service providers, including those providing information technology products; changes in economic conditions in the markets Regional Management serves, including levels of unemployment and bankruptcies; the ability to achieve successful acquisitions and strategic alliances; the ability to make technological improvements as quickly as competitors; security breaches, cyber-attacks, failures in information systems, or fraudulent activity; the ability to originate loans; reliance on information technology resources and providers, including the risk of prolonged system outages; changes in current revenue and expense trends, including trends affecting delinquencies and credit losses; changes in operating and administrative expenses; the departure, transition, or replacement of key personnel; the ability to timely and effectively implement, transition to, and maintain the necessary information technology systems, infrastructure, processes, and controls to support Regional Management’s operations and initiatives; changes in interest rates; existing sources of liquidity may become insufficient or access to these sources may become unexpectedly restricted; exposure to financial risk due to asset-backed securitization transactions; risks related to regulation and legal proceedings, including changes in laws or regulations or in the interpretation or enforcement of laws or regulations; changes in accounting standards, rules, and interpretations and the failure of related assumptions and estimates, including those associated with CECL accounting; the impact of changes in tax laws, guidance, and interpretations, including the timing and amount of revenues that may be recognized; risks related to the ownership of Regional Management’s common stock, including volatility in the market price of shares of Regional Management’s common stock; the timing and amount of future cash dividend payments; and anti-takeover provisions in Regional Management’s charter documents and applicable state law. The COVID-19 pandemic may impact Regional Management’s operations and financial condition and may also magnify many of the existing risks and uncertainties.

The foregoing factors and others are discussed in greater detail in Regional Management’s filings with the Securities and Exchange Commission. Regional Management will not update or revise forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events or the non-occurrence of anticipated events, whether as a result of new information, future developments, or otherwise, except as required by law. Regional Management is not responsible for changes made to this document by wire services or Internet services.

Contact

Investor Relations

Garrett Edson, (203) 682-8331

investor.relations@regionalmanagement.com

Regional Management Corp. and Subsidiaries

Consolidated Statements of Income

(Unaudited)

(dollars in thousands, except per share amounts)

			Better (Worse)				Better (Worse)
	4Q 22	4Q 21	$	%	FY 22	FY 21	$	%
Revenue
Interest and fee income	$117,432	$107,117	$10,315	9.6%	$450,854	$382,544	$68,310	17.9%
Insurance income, net	10,751	9,423	1,328	14.1%	43,502	35,482	8,020	22.6%
Other income	3,833	2,944	889	30.2%	12,831	10,325	2,506	24.3%
Total revenue	132,016	119,484	12,532	10.5%	507,187	428,351	78,836	18.4%

Expenses
Provision for credit losses	60,786	31,008	(29,778)	(96.0)%	185,115	89,015	(96,100)	(108.0)%

Personnel	34,669	33,313	(1,356)	(4.1)%	141,243	119,833	(21,410)	(17.9)%
Occupancy	5,997	6,511	514	7.9%	23,809	24,126	317	1.3%
Marketing	4,239	4,431	192	4.3%	15,378	14,405	(973)	(6.8)%
Other	10,238	11,277	1,039	9.2%	42,098	37,150	(4,948)	(13.3)%
Total general and administrative	55,143	55,532	389	0.7%	222,528	195,514	(27,014)	(13.8)%

Interest expense	14,855	7,597	(7,258)	(95.5)%	34,223	31,349	(2,874)	(9.2)%
Income before income taxes	1,232	25,347	(24,115)	(95.1)%	65,321	112,473	(47,152)	(41.9)%
Income taxes	(1,159)	4,569	5,728	125.4%	14,097	23,786	9,689	40.7%
Net income	$2,391	$20,778	$(18,387)	(88.5)%	$51,224	$88,687	$(37,463)	(42.2)%
Net income per common share:
Basic	$0.26	$2.18	$(1.92)	(88.1)%	$5.51	$8.84	$(3.33)	(37.7)%
Diluted	$0.25	$2.04	$(1.79)	(87.7)%	$5.30	$8.33	$(3.03)	(36.4)%
Weighted-average common shares outstanding:
Basic	9,199	9,545	346	3.6%	9,296	10,034	738	7.4%
Diluted	9,411	10,177	766	7.5%	9,656	10,643	987	9.3%
Return on average assets (annualized)	0.6%	6.0%			3.3%	7.2%
Return on average equity (annualized)	3.1%	29.5%			17.0%	31.6%

Regional Management Corp. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

(dollars in thousands, except par value amounts)

			Increase (Decrease)
	4Q 22	4Q 21	$	%
Assets
Cash	$3,873	$10,507	$(6,634)	(63.1)%
Net finance receivables	1,699,393	1,426,257	273,136	19.2%
Unearned insurance premiums	(51,008)	(47,837)	(3,171)	(6.6)%
Allowance for credit losses	(178,800)	(159,300)	(19,500)	(12.2)%
Net finance receivables, less unearned insurance premiums and allowance for credit losses	1,469,585	1,219,120	250,465	20.5%
Restricted cash	127,926	138,682	(10,756)	(7.8)%
Lease assets	34,521	28,721	5,800	20.2%
Restricted available-for-sale investments	20,416	-	20,416	100.0%
Deferred tax assets, net	13,810	18,420	(4,610)	(25.0)%
Property and equipment	14,526	12,938	1,588	12.3%
Intangible assets	12,122	9,517	2,605	27.4%
Other assets	28,208	21,757	6,451	29.7%
Total assets	$1,724,987	$1,459,662	$265,325	18.2%
Liabilities and Stockholders’ Equity
Liabilities:
Debt	$1,355,359	$1,107,953	$247,406	22.3%
Unamortized debt issuance costs	(9,512)	(11,010)	1,498	13.6%
Net debt	1,345,847	1,096,943	248,904	22.7%
Lease liabilities	36,712	30,700	6,012	19.6%
Accounts payable and accrued expenses	33,795	49,283	(15,488)	(31.4)%
Total liabilities	1,416,354	1,176,926	239,428	20.3%
Stockholders’ equity:
Preferred stock ($0.10 par value, 100,000 shares authorized, none issued or outstanding)	—	—	—	—
Common stock ($0.10 par value, 1,000,000 shares authorized, 14,330 shares issued and 9,523 shares outstanding at December 31, 2022 and 14,157 shares issued and 9,788 shares outstanding at December 31, 2021)	1,433	1,416	17	1.2%
Additional paid-in capital	112,384	104,745	7,639	7.3%
Retained earnings	345,545	306,105	39,440	12.9%
Accumulated other comprehensive loss	(586)	—	(586)	(100.0)%
Treasury stock (4,807 shares at December 31, 2022 and 4,370 shares at December 31, 2021)	(150,143)	(129,530)	(20,613)	(15.9)%
Total stockholders’ equity	308,633	282,736	25,897	9.2%
Total liabilities and stockholders’ equity	$1,724,987	$1,459,662	$265,325	18.2%

Regional Management Corp. and Subsidiaries

Selected Financial Data

(Unaudited)

(dollars in thousands, except per share amounts)

	Net Finance Receivables by Product
	4Q 22	3Q 22	QoQ $ Inc (Dec)	QoQ % Inc (Dec)	4Q 21	YoY $ Inc (Dec)	YoY % Inc (Dec)
Small loans	$481,605	$480,199	$1,406	0.3%	$445,023	$36,582	8.2%
Large loans	1,208,185	1,116,455	91,730	8.2%	970,694	237,491	24.5%
Retail loans	9,603	10,944	(1,341)	(12.3)%	10,540	(937)	(8.9)%
Total net finance receivables	$1,699,393	$1,607,598	$91,795	5.7%	$1,426,257	$273,136	19.2%
Number of branches at period end	345	338	7	2.1%	350	(5)	(1.4)%
Net finance receivables per branch	$4,926	$4,756	$170	3.6%	$4,075	$851	20.9%

	Averages and Yields
	4Q 22		3Q 22		4Q 21
	Average Net Finance Receivables	Average Yield (1)	Average Net Finance Receivables	Average Yield (1)	Average Net Finance Receivables	Average Yield (1)
Small loans	$479,777	33.5%	$466,087	35.5%	$427,586	38.1%
Large loans	1,155,629	26.6%	1,089,225	27.2%	925,226	28.5%
Retail loans	10,563	16.3%	10,935	18.5%	10,435	18.7%
Total interest and fee yield	$1,645,969	28.5%	$1,566,247	29.6%	$1,363,247	31.4%
Total revenue yield	$1,645,969	32.1%	$1,566,247	33.6%	$1,363,247	35.1%

(1) Annualized interest and fee income as a percentage of average net finance receivables.

	Components of Increase in Interest and Fee Income
	4Q 22 Compared to 4Q 21
	Increase (Decrease)
	Volume	Rate	Volume & Rate	Total
Small loans	$4,971	$(4,875)	$(595)	$(499)
Large loans	16,411	(4,436)	(1,105)	10,870
Retail loans	6	(61)	(1)	(56)
Product mix	827	(484)	(343)	—
Total increase in interest and fee income	$22,215	$(9,856)	$(2,044)	$10,315

	Loans Originated (1)
	4Q 22	3Q 22	QoQ $ Inc (Dec)	QoQ % Inc (Dec)	4Q 21	YoY $ Inc (Dec)	YoY % Inc (Dec)
Small loans	$171,511	$173,269	$(1,758)	(1.0)%	$175,898	$(4,387)	(2.5)%
Large loans	297,447	243,259	54,188	22.3%	255,828	41,619	16.3%
Retail loans	1,390	2,145	(755)	(35.2)%	2,630	(1,240)	(47.1)%
Total loans originated	$470,348	$418,673	$51,675	12.3%	$434,356	$35,992	8.3%
(1)	Represents the principal balance of loan originations and refinancings.

	Other Key Metrics
	4Q 22	3Q 22	4Q 21
Net credit losses	$61,786	$35,771	$21,808
Percentage of average net finance receivables (annualized)	15.0%	9.1%	6.4%
Provision for credit losses	$60,786	$48,071	$31,008
Percentage of average net finance receivables (annualized)	14.8%	12.3%	9.1%
Percentage of total revenue	46.0%	36.6%	26.0%
General and administrative expenses	$55,143	$58,164	$55,532
Percentage of average net finance receivables (annualized)	13.4%	14.9%	16.3%
Percentage of total revenue	41.8%	44.2%	46.5%
Same store results (1):
Net finance receivables at period-end	$1,625,008	$1,552,740	$1,400,817
Net finance receivable growth rate	14.8%	19.2%	23.3%
Number of branches in calculation	320	315	330
(1)	Same store sales reflect the change in year-over-year sales for the comparable branch base. The comparable branch base includes those branches open for at least one year.

	Contractual Delinquency by Aging
	4Q 22		3Q 22		4Q 21
Allowance for credit losses (1)	$178,800	10.5%	$179,800	11.2%	$159,300	11.2%
Current	1,431,502	84.2%	1,356,134	84.4%	1,237,165	86.7%
1 to 29 days past due	148,048	8.7%	135,468	8.4%	104,201	7.3%
Delinquent accounts:
30 to 59 days	36,208	2.2%	32,295	2.0%	25,283	1.9%
60 to 89 days	31,352	1.8%	25,375	1.6%	20,395	1.4%
90 to 119 days	24,293	1.4%	21,720	1.3%	15,962	1.0%
120 to 149 days	16,257	1.0%	17,503	1.1%	12,466	0.9%
150 to 179 days	11,733	0.7%	19,103	1.2%	10,785	0.8%
Total contractual delinquency	$119,843	7.1%	$115,996	7.2%	$84,891	6.0%
Total net finance receivables	$1,699,393	100.0%	$1,607,598	100.0%	$1,426,257	100.0%
1 day and over past due	$267,891	15.8%	$251,464	15.6%	$189,092	13.3%

	Contractual Delinquency by Product
	4Q 22		3Q 22		4Q 21
Small loans	$43,703	9.1%	$49,906	10.4%	$39,794	8.9%
Large loans	75,349	6.2%	64,922	5.8%	44,348	4.6%
Retail loans	791	8.2%	1,168	10.7%	749	7.1%
Total contractual delinquency	$119,843	7.1%	$115,996	7.2%	$84,891	6.0%
(1)	Includes estimated macroeconomic allowance for credit losses of $20,700, $19,000, and $17,000 in 4Q 22, 3Q 22, and 4Q 21, respectively.

	Income Statement Quarterly Trend
	4Q 21	1Q 22	2Q 22	3Q 22	4Q 22	QoQ $ B(W)	YoY $ B(W)
Revenue
Interest and fee income	$107,117	$107,631	$109,771	$116,020	$117,432	$1,412	$10,315
Insurance income, net	9,423	10,544	10,220	11,987	10,751	(1,236)	1,328
Other income	2,944	2,673	2,880	3,445	3,833	388	889
Total revenue	119,484	120,848	122,871	131,452	132,016	564	12,532
Expenses
Provision for credit losses	31,008	30,858	45,400	48,071	60,786	(12,715)	(29,778)
Personnel	33,313	35,654	33,941	36,979	34,669	2,310	(1,356)
Occupancy	6,511	5,808	6,156	5,848	5,997	(149)	514
Marketing	4,431	3,091	4,108	3,940	4,239	(299)	192
Other	11,277	10,547	9,916	11,397	10,238	1,159	1,039
Total general and administrative	55,532	55,100	54,121	58,164	55,143	3,021	389
Interest expense	7,597	(59)	7,564	11,863	14,855	(2,992)	(7,258)
Income before income taxes	25,347	34,949	15,786	13,354	1,232	(12,122)	(24,115)
Income taxes	4,569	8,166	3,804	3,286	(1,159)	4,445	5,728
Net income	$20,778	$26,783	$11,982	$10,068	$2,391	$(7,677)	$(18,387)
Net income per common share:
Basic	$2.18	$2.81	$1.29	$1.09	$0.26	$(0.83)	$(1.92)
Diluted	$2.04	$2.67	$1.24	$1.06	$0.25	$(0.81)	$(1.79)
Weighted-average shares outstanding:
Basic	9,545	9,533	9,261	9,195	9,199	(4)	346
Diluted	10,177	10,022	9,669	9,526	9,411	115	766

	Balance Sheet Quarterly Trend
	4Q 21	1Q 22	2Q 22	3Q 22	4Q 22	QoQ $ Inc (Dec)	YoY $ Inc (Dec)
Total assets	$1,459,662	$1,497,671	$1,547,944	$1,606,550	$1,724,987	$118,437	$265,325
Net finance receivables	$1,426,257	$1,446,071	$1,525,659	$1,607,598	$1,699,393	$91,795	$273,136
Allowance for credit losses	$159,300	$158,800	$167,500	$179,800	$178,800	$(1,000)	$19,500
Debt	$1,107,953	$1,134,377	$1,194,570	$1,241,039	$1,355,359	$114,320	$247,406

	Other Key Metrics Quarterly Trend
	4Q 21	1Q 22	2Q 22	3Q 22	4Q 22	QoQ Inc (Dec)	YoY Inc (Dec)
Interest and fee yield (annualized)	31.4%	30.0%	29.8%	29.6%	28.5%	(1.1)%	(2.9)%
Efficiency ratio (1)	46.5%	45.6%	44.0%	44.2%	41.8%	(2.4)%	(4.7)%
Operating expense ratio (2)	16.3%	15.4%	14.7%	14.9%	13.4%	(1.5)%	(2.9)%
30+ contractual delinquency	6.0%	5.7%	6.2%	7.2%	7.1%	(0.1)%	1.1%
Net credit loss ratio (3)	6.4%	8.7%	10.0%	9.1%	15.0%	5.9%	8.6%
Book value per share	$28.89	$30.47	$31.15	$32.18	$32.41	$0.23	$3.52
(1)	General and administrative expenses as a percentage of total revenue.
(2)	Annualized general and administrative expenses as a percentage of average net finance receivables.
(3)	Annualized net credit losses as a percentage of average net finance receivables.

	Averages and Yields
	FY 22		FY 21
	Average Net Finance Receivables	Average Yield	Average Net Finance Receivables	Average Yield
Small loans	$456,141	35.2%	$394,394	38.2%
Large loans	1,063,365	27.1%	808,230	28.4%
Retail loans	10,737	17.9%	11,259	18.3%
Total interest and fee yield	$1,530,243	29.5%	$1,213,883	31.5%
Total revenue yield	$1,530,243	33.1%	$1,213,883	35.3%

	Components of Increase in Interest and Fee Income
	FY 22 Compared to FY 21
	Increase (Decrease)
	Volume	Rate	Volume & Rate	Total
Small loans	$23,582	$(11,923)	$(1,866)	$9,793
Large loans	72,558	(10,560)	(3,334)	58,664
Retail loans	(96)	(54)	3	(147)
Product mix	3,654	(2,362)	(1,292)	—
Total increase in interest and fee income	$99,698	$(24,899)	$(6,489)	$68,310

	Loans Originated (1)
	FY 22	FY 21	FY $ Inc (Dec)	FY % Inc (Dec)
Small loans	$653,155	$602,613	$50,542	8.4%
Large loans	979,557	856,699	122,858	14.3%
Retail loans	8,596	8,275	321	3.9%
Total loans originated	$1,641,308	$1,467,587	$173,721	11.8%
(1)	Represents the principal balance of loan originations and refinancings.

	Other Key Metrics
	FY 22	FY 21
Net credit losses	$165,615	$79,715
Percentage of average net finance receivables	10.8%	6.6%
Provision for credit losses	$185,115	$89,015
Percentage of average net finance receivables	12.1%	7.3%
Percentage of total revenue	36.5%	20.8%
General and administrative expenses	$222,528	$195,514
Percentage of average net finance receivables	14.5%	16.1%
Percentage of total revenue	43.9%	45.6%

Non-GAAP Financial Measures

In addition to financial measures presented in accordance with generally accepted accounting principles (“GAAP”), this press release contains certain non-GAAP financial measures. The company’s management utilizes non-GAAP measures as additional metrics to aid in, and enhance, its understanding of the company’s financial results. Tangible equity and the funded debt-to-tangible equity ratio are non-GAAP measures that adjust GAAP measures to exclude intangible assets. Management uses these equity measures to evaluate and manage the company’s capital and leverage position. The company also believes that these equity measures are commonly used in the financial services industry and provide useful information to users of the company’s financial statements in the evaluation of its capital and leverage position. Adjusted net income and adjusted diluted net income per common share are non-GAAP measures that adjust GAAP measures to exclude the impacts of the non-performing loan sale. Management uses these adjusted measures to evaluate and manage the company's performance by excluding certain material items that may not be representative of the company’s financial results. As a result, the company also believes that these adjusted measures will aid users of its financial statements in the evaluation of its operating performance.

This non-GAAP financial information should be considered in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP. In addition, the company’s non-GAAP measures may not be comparable to similarly titled non-GAAP measures of other companies. The following tables provide a reconciliation of GAAP measures to non-GAAP measures.

	4Q 22
Debt	$1,355,359
Total stockholders' equity	308,633
Less: Intangible assets	12,122
Tangible equity (non-GAAP)	$296,511
Funded debt-to-equity ratio	4.4	x
Funded debt-to-tangible equity ratio (non-GAAP)	4.6	x

	4Q 22 Non-GAAP Reconciliation
	GAAP	Adjustments	Non-GAAP
Total revenue (1)	$132,016	$2,185	$134,201
Provision for credit losses (2)	$60,786	$1,278	$62,064
Income taxes	$(1,159)	$(807)	$(1,966)
Net income	$2,391	$2,656	$5,047
Diluted net income per common share	$0.25	$0.29	$0.54
(1)	Total revenue adjustments include revenue reversals pertaining to the non-performing loan sale.
(2)	Provision for credit losses adjustment include impacts in 4Q 22 due to the non-performing loan sale.